UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report: September 13, 2010
(Date of earliest event reported)
ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33923	52-2241535
(Commission File Number)	(IRS Employer Identification No.)

5 Results Way
Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)
(408) 864-2600
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-2.1
EX-4.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
     On September 13, 2010, ArcSight, Inc. (“ArcSight”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hewlett-Packard Company (“HP”) and Priam Acquisition Corporation, a wholly owned subsidiary of HP (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a cash tender offer (the “Tender Offer”) for all outstanding shares of ArcSight’s common stock (the “Shares”) at a purchase price of $43.50 per share, in cash to the seller without interest and less any required withholding taxes (the “Offer Price”). As soon as practicable following completion of the Tender Offer, including any subsequent offering period or the exercise of the “top-up option” described below, Purchaser will merge with and into ArcSight, and ArcSight will become a wholly owned subsidiary of HP (the “Merger”) as described in more detail below. In the Merger, the remaining stockholders of ArcSight, other than such stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law, would be entitled to receive the Offer Price.
     At the effective time of the Merger (the “Effective Time”), (1) each Company stock option that (a) is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any acceleration in connection with the Effective Time) and (b) has an exercise price per share that is less than the Offer Price shall be cancelled and in exchange each former holder of any such cancelled Company stock option shall be paid an amount in cash equal to the product of (i) the excess of the Offer Price over the exercise price per share under such Company stock option and (ii) the number of shares subject to such Company stock option and (2) each Company stock option that (a) is outstanding and unvested as of immediately prior to the Effective Time and (b) has an exercise price per share that is less than the Offer Price, shall be assumed by HP and converted automatically at the Effective Time into an option to purchase shares of HP common stock (proportionally adjusted).
     As a condition to consummating the Tender Offer, ArcSight stockholders must have validly tendered (and not withdrawn) outstanding Shares constituting at least a majority of the Shares (taking into account all Shares that ArcSight would be required to issue pursuant to the conversion or exercise of options, rights and securities that are then convertible into or exercisable for Shares). In addition, the obligation of Purchaser to consummate the Tender Offer is subject to several additional customary conditions described in the Merger Agreement, including, among others, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of antitrust or merger control approvals under applicable laws of Germany and Austria. The consummation of the Tender Offer is not subject to a financing condition.
     If more than a majority of the outstanding Shares, but fewer than 90% of the outstanding Shares, are validly tendered (and not withdrawn) in the Tender Offer, Purchaser shall be obligated to purchase the tendered Shares but may elect to conduct a subsequent offering period in order to achieve ownership of 90% of the outstanding Shares, in order to effect a short-form merger under the Delaware General Corporation Law. In addition, subject to certain conditions and limitations, ArcSight has granted HP a “top-up option” to purchase that number of authorized but unissued Shares as would enable Purchaser upon exercise of such top-up option to achieve ownership of 90% of the then outstanding Shares, provided, that, in no event shall the top-up option be exercisable for a number of such authorized but unissued shares in excess of the total authorized but unissued Shares.
     Under the terms of the Merger Agreement, ArcSight has agreed not to solicit or knowingly facilitate any alternative Acquisition Proposals (as defined in the Merger Agreement), subject to customary exceptions that permit ArcSight to respond to an Acquisition Proposal that ArcSight’s Board of Directors concludes in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement), provided, that, ArcSight’s Board of Directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties. ArcSight is also permitted to terminate the Merger Agreement in order to accept a Superior Proposal, subject to giving HP three business days’ notice of its intention to do so, but only if HP fails to make a binding counter-offer that ArcSight’s Board of Directors determines in good faith, is at least as favorable to ArcSight stockholders as such Superior Proposal and ArcSight pays HP a termination fee of $61 million. In addition, this termination fee is payable by ArcSight to HP under other specified circumstances.
     The closing of the Merger is also subject to customary closing conditions. If Purchaser achieves ownership of 90% of the outstanding Shares through the Tender Offer or the exercise of the top-up option described above, it may effect the Merger as a short-form merger without a vote or any further action by ArcSight stockholders. Otherwise, HP and Purchaser will need to obtain the approval of ArcSight stockholders holding a majority of the Shares to adopt the Merger Agreement prior to consummating the Merger. In this event, ArcSight will call and convene a stockholder meeting to obtain this approval, and Purchaser will vote all Shares it acquires pursuant to the Tender Offer, subsequent offering period, if any, and the exercise of the top-up option, if any, in favor of the adoption of the Merger Agreement, thereby assuring approval.
Tender and Stockholder Support Agreement
     In order to induce HP and Purchaser to enter into the Merger Agreement, certain stockholders of ArcSight (in their capacities as stockholders of ArcSight) entered into Tender and Support Agreements (the “Tender Agreements”) with HP and Purchaser concurrently with the execution and delivery of the Merger Agreement. Subject to the terms and conditions of the Tender Agreements, these stockholders agreed to (1) tender the Shares beneficially owned by them in the tender offer five business days prior to the expiration of the tender offer and not withdraw the Shares, and (2) vote against any actions or agreements, which would materially impede, delay or interfere with, or prevent or nullify, the Merger. Pursuant to their terms, the Tender Agreements will terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the written agreement of the parties to the Tender Agreements to terminate the Tender Agreements, (c) the consummation of the Merger and (d)

the date and time as any amendment or change to the Merger Agreement or the Tender Offer that decreases the Offer Price is effected.
The foregoing descriptions of the Merger Agreement and the Tender Agreements are only summaries, do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and form of Tender Agreement, copies of which are filed as Exhibit 2.1 and Exhibit 4.1, respectively, hereto and are incorporated herein by reference. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of HP, Purchaser, ArcSight or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in ArcSight’s public disclosures.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 12, 2010, ArcSight’s Compensation Committee approved, and ArcSight’s Board of Directors ratified, a change of control arrangement for Hugh Njemanze, ArcSight’s Founder, Chief Technology Officer and Executive Vice President of Research and Development. The arrangement provides that if Mr. Njemanze is terminated without cause or terminates his employment for good reason within 18 months after a change of control transaction, the vesting of Mr. Njemanze’s ArcSight stock options (the “Options”) will be accelerated such that he will receive credit for an additional 24 months of vesting of the Options (beyond the amount vested as of such termination in accordance with their original vesting schedules); provided, that, this arrangement is only applicable to the transactions contemplated by the Merger Agreement.
Item 8.01. Other Events.
     On September 13, 2010, HP and ArcSight issued a joint press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Forward-Looking Statements
This report contains projections and other forward-looking statements regarding the expected performance of HP following completion of the acquisition, including statements related to HP’s product and service offerings and the future of the enterprise threat and risk management market. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the merger, the potential impact on the business of ArcSight due to the uncertainty about the acquisition, the retention of employees of ArcSight and the ability of HP to successfully integrate ArcSight and to achieve expected benefits. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of ArcSight’s filings with the United States Securities and Exchange Commission, including its most recent filings on Form 10-K and Form 10-Q.
Securities Law Disclosures
This report is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of ArcSight common stock will be made only pursuant to an offer to purchase and related materials that HP intends to file with the United States Securities and Exchange Commission. ArcSight stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Once filed, copies of the tender offer statement on Schedule TO, the offer to purchase and related documents will be made available to ArcSight stockholders at no expense to them. In addition, those materials will be available without charge from ArcSight Investor Relations at (415) 293-4427 or by email at robert.dougherty@fd.com, or the United States Securities and Exchange Commission through the Commission’s website at www.sec.gov. ArcSight stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Number	Description

2.1	Agreement and Plan of Merger, dated as of September 13, 2010, among HP, Purchaser and ArcSight.

4.1	Form of Tender and Support Agreement, among HP, Purchaser and certain stockholders of ArcSight.

99.1	Joint Press Release by HP and ArcSight, dated September 13, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ArcSight, Inc.
By:	/s/ Stewart Grierson
Stewart Grierson
Chief Financial Officer

Date: September 13, 2010

EXHIBIT INDEX

Number	Description

2.1	Agreement and Plan of Merger, dated as of September 13, 2010, among HP, Purchaser and ArcSight.

4.1	Form of Tender and Support Agreement, among HP, Purchaser and certain stockholders of ArcSight.

99.1	Joint Press Release by HP and ArcSight, dated September 13, 2010.